Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Investor Relations — Anne Bork (248) 447- 5914

Media — Andrea Puchalsky (248) 447-1651

Lear Corporation Appoints Anne K. Bingaman
to Board of Directors

     Southfield, Mich., February 3, 2004 — Lear Corporation [NYSE: LEA] today announced that Anne K. Bingaman has been appointed to Lear’s Board of Directors, effective immediately.

     Bingaman served as assistant attorney general of the Antitrust Division of the United States Department of Justice from 1993 to 1996, following a career in private law practice.

     Currently, Bingaman is Chairman — Valor Telecommunications LLC, a provider of local and long distance telephone services to residential and business customers in New Mexico, Oklahoma, Texas and Arkansas. The company, founded by Bingaman in 1999, also provides broadband access in those states.

     “We are extremely pleased to welcome Anne to Lear’s Board of Directors. She is widely recognized as one of the foremost lawyers in the country, and she is an accomplished business leader,” said Bob Rossiter, chairman and chief executive officer of Lear Corporation. “We are very fortunate to gain the insight and perspective of such a proven leader.”

     Prior to founding Valor, Bingaman served as president of the Local Services Division of LCI International, Inc., the nation’s sixth-largest long distance company, from January 1997 to July 1998.

     Bingaman earned her undergraduate and law degrees from Stanford University in Stanford, Calif. She served as a trustee for Stanford University from 1991 to 1994 and was Chairman of the Advisory Council for Stanford-in-Washington from 1998 to 2000.

(more)

     Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $15.75 billion in 2003, Lear is the world’s largest automotive interior systems supplier. The company’s world-class products are designed, engineered and manufactured by more than 110,000 employees at 280 facilities located in 33 countries. Additional information about Lear and its product is available on the Internet at www.lear.com.

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